June 24, 2005

U.S. Geothermal Inc.
C/O Suite 910 – 885 Dunsmuir Street
Vancouver, BC
V6C 1N5

Attention:	Mr. Kerry Hawley
Chief Financial Officer

Dear Sirs:

RE: U.S. Geothermal Inc. (the “Company”)

Morgan & Company requires more time to complete the quality control peer review of the Company’s audited financial statements as at March 31, 2005 by the audit firm’s United States office. As a result, additional time is need to file the Form 10-KSB.

Yours very truly,

“MORGAN & COMPANY”

Chartered Accountants

ADL/nn

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1